Exhibit 99.1

Transcript of
WidePoint Corporation
Second Quarter 2020 Earnings Call
August 13, 2020 4:30 PM ET

Participants

Jin Kang - Chief Executive Officer and President
Jason Holloway - Chief Sales & Marketing Officer
Kellie Kim - Chief Financial Officer

Analysts

Mike Crawford - B. Riley
Barry Sine - Spartan Capital Securities LLC

Presentation

Operator
Good afternoon. Welcome to WidePoint’s Second Quarter 2020 Earnings Conference Call. My name is Taren and I will be your operator for today’s call. Joining us for today’s presentation are WidePoint’s President and CEO, Jin Kang; Executive Vice President, and Chief Sales and Marketing Officer, Jason Holloway; and Executive Vice President and CFO, Kellie Kim.

Following their remarks, we will open up the call for questions from WidePoint’s publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint’s Safe Harbor statement that includes cautions regarding forward-looking statements made during the call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated.

These risks and uncertainties are described in the company’s Form 10-K filed with the Securities and Exchange Commission. Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company’s website at www.widepoint.com.

Now, I would like to turn the call over to WidePoint’s President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - Chief Executive Officer and President
Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review our financial results for the second quarter ended June 30, 2020. As you all know from our last call, we started off 2020 with a bang. Q1 was an extremely successful quarter, in which we grew revenue substantially and drove positive net income.

Today, I’m very pleased to report that those positive trends continue throughout the second quarter. As a result, the second quarter of 2020 can certainly be classified as one of the most successful quarter in WidePoint’s history.

For the second quarter of 2020, our revenue increased to $54.8 million. This is a record for WidePoint. It is an increase from the $22.1 million we reported in the second quarter of last year. And it’s also a sequential improvement from the $39.7 million we reported last quarter. Obviously, the substantial increase in revenues is a highlight for the quarter.

But before we get too far ahead of ourselves, it is worth reminding everyone that there are 2 components to our revenues. There are Carrier Services, which is very low margin, and there are Managed Services, which are closer to 50% margin.

Due to our ongoing work with the U.S. Department of Commerce to support the 2020 Census, Carrier Services revenue constitute an uncharacteristically large percentage of our revenues this year. To be sure, they are driving the top-line. But their contribution to our bottom-line is not as substantial.

As you all know, the goal of this team, since we took over the business in 2017, has always been to grow profitably. For that reason, what’s perhaps more encouraging is that our Managed Services revenues, which do drive profitability because of their high margins, also increased year over year.

During the second quarter of 2020, our Managed Services revenues were $9.8 million, which is a 22% increase from the $8.1 million reported in the second quarter of last year. The increase in Managed Services helped drive a 230% increase in EBITDA from $311,000 in Q2 of last year to $1 million in Q2 of this year. And where we had a net loss of $308,000 last year, we earned $489,000 in net income this year.

Top-line growth with bottom-line profitability, that has been our objective. And by that standard, it is evident that the second quarter of 2020 was a success for WidePoint. In a few moments, I’ll pass the microphone over to our CFO, Kelly Kim to further elucidate our financial performance. But, first, let’s go over some of the operational highlights so that there’s more context to why WidePoint is performing so well in an environment that is challenging for so many.

Let’s start with a project that is having the most material impact on our business today, and which serve as an excellent case study for us going forward, the 2020 Census. Despite the current resurgence of coronavirus cases, everything with Census remains on schedule and is moving forward.

And on August 4, the Census Bureau shifted back milestone dates to its original schedule. I mentioned on our last call that there had been some delays with Census due to COVID-19. And those delays had elongated the amount of time enumerators would need to be in the field.

On our last call, I stated that we expected the enumerators to be in the field through November. However, you’ll also recall that the U.S. Department of Commerce had been working diligently to ensure the Census will be completed on time.

The hard deadline caused them to increase the number of devices they forecasted they would need in the field by approximately 20%. Like so many other organizations and enterprises that we work with the U.S. Department of Commerce realize that to function effectively in the COVID-19 environment, they needed more mobile devices, not fewer.

As a result, the number of devices we were managing under this project increased from approximately 400,000 devices to nearly 700,000 devices. We also expanded our offerings like logistics and inventory management services.

Should the project end up being completed at the end of September and in line with pre-pandemic expectations, we do not believe that there will be any material changes to our expectations for 2020.

Regardless of the exact timing, it is worth reiterating that while the increased number of devices we are managing bodes well for us in the near-term, we do expect revenues from this project to mostly trickle away during the first portion of 2021. As the name implies, and as I mentioned on our last call, the 2020 Census is mostly a 2020 event.

Therefore, we are working hard to plug the hole that this contract is likely to leave when we phase out of our work. Replacing the revenues from this project may seem like a somewhat daunting task, but as I mentioned at the outset of this call, this contract contains a substantial amount of Carrier Services revenues.

And because Carrier Services actually suppress our margin profile, replacing all of them is not a large priority for us. The priority is replacing the Managed Services revenues tied to this contract. If we can do that, we won’t necessarily see consistent top-line performance year-over-year when we get into 2021, but we will see an improvement in our margin profile. And since growing profitably is our priority, replacing Managed Services revenues from this contract remains our focus.

Also on our last call, we provided some updates regarding the timing of our other major contract. And that is our contract with the U.S. Department of Homeland Security. While this partnership is fully intact until at least April 2021, it remains top of mind for us. And I’m sure for many of our investors.

As a reminder for those of you who want to follow along with any government updates related to this contract in real time, the full name is Cellular Wireless Management Services BPA contract. We’ve discussed multiple times why we remain confident in our ability to re-secure this business. So I’ll keep today’s discussion brief.

Just last week, on August 5, DHS issued a draft RFP for comments and questions from potential vendors. A vendors Q&A session was held on Tuesday, August 11. Based upon these updates, the new projected time for contract award is late November 2020.

We will continue to monitor and provide status updates related to the RFP and award date. But in the meantime, our work with DHS has progressed uninterrupted. As a reminder, our current contract end date is April 30, 2021, with an option period of 6 months and if all options are exercised, the contract can be extended until October 31, 2022.

So for the time being, this partnership remains extremely positive for WidePoint and for our customers. As always, we’ll keep you all apprised of new developments as they materialize.

Now, obviously, these 2 projects are far from the only drivers for WidePoint. During Q1, there was a particularly large increase in spending from federal customers who are on the frontlines battling against COVID-19.

On the commercial side, the story was a little different. Initially, many commercial customers became price sensitive, and were reluctant to spend the way federal, state and local governments were spending. However, that behavior began to change during Q2, as both sectors realize that their mobile workforce has grown, and that workforce will likely be remote for longer than originally anticipated. And that WidePoint can help them reduce their expenses while giving them peace of mind that their mobile assets were secured and effectively managed.

And since saving money can equate to saving jobs, we’ve seen multiple expansions in Q2 with government and commercial enterprises.

But before I go into any further detail about what’s driving the business for the rest of 2020 and into 2021, I’d like to turn the call over to Jason to provide you with an overview of some of our more recent sales initiatives. Afterwards, Kellie will walk you through the financial results for the quarter. And then I’ll come back on for closing remarks, before we open the call to questions. Jason?

Jason Holloway - Chief Sales & Marketing Officer
Thank you, Jin. Before I talk about some of our sales progress from the quarter, I do want to piggyback on some of Jin’s comments about Census and how it relates to the sales team. As Jin discussed, Census is an incredibly important contract for us this year. And although the financially material work with Census will only last through the start of next year. This contract will continue to benefit WidePoint beyond its intended lifespan, because it serves as an excellent case study for us as we work to land new business. This is one of the largest and highest profile managed mobility services contracts in the country.

I would like to take a second and say that every executive at WidePoint is working extremely diligently to replace the revenue after the Census project has been completed. It’s not like we’re just sitting on our hands, complacent and satisfied that we won Census. We know that replacing the revenue will be a challenge, but we’re certainly up to it. And it’s that same mentality that allowed us to win the Census contract in the first place.

Those of you familiar with our industry will know that WidePoint has some excellent customer logos. But we’re always looking to improve this collection. There remains a great deal of room for us to run in the federal, state and local space, as well as in the commercial space. And as we chase after increasingly larger contracts, and as we work to build new relationships with systems integrators, it’s extremely helpful to have a prominent case study we can point to, that clearly demonstrates our organization’s scalability and flexibility.

When we approach new customers, not only can we say that we’re 1 of only 2 companies authorized by the federal government that has an ATO, or authority to operate, to issue External Certification Authority or ECA certificates. But now, we can also say that in a matter of months, we scaled to manage over 400,000 devices that are critical to a constitutionally mandated project, which has major implications on the country. And then we added an additional 280,000 devices for the mix. And we did all of that scaling without a hitch during a pandemic, and that’s a powerful selling point. And hopefully it helps explain why we believe Census, while mostly a 2020 financial event is a much bigger strategic event.

Each quarter, we discussed the progress we’re making with systems integrators, which is critical to winning new business. The Census project, by the way, is one of many examples of a positive relationship with a systems integrator paying dividends for WidePoint. Another such relationship, which we’re continuing to work on is with SYNNEX Corporation. Last quarter, we announced that we had a vendor agreement with them in place to distribute our Identity Management solution, including the credentials I mentioned a moment ago.

Now for the most part, the business effects of COVID-19 have been positive for WidePoint. As Jin mentioned, with people working remotely, enterprises have only increased their mobile assets. So mobile and IT landscape is becoming increasingly more complex, and that’s helping drive our business. But the SYNNEX partnership is an instance for WidePoint where the business effects of COVID-19 have slowed some of our progress instead of accelerating it.

To be sure, the discussions are progressing well, but they’re not moving at quite the pace that would have if we had not been struck by a pandemic. The timing may not be our preference, but it does prove that WidePoint’s growth opportunities are much broader than Census and that they extend far beyond trends related to COVID-19.

From our perspective, there’s plenty of growth opportunity in addition to what helped generate positive results in 2020. Subsequent to the quarters in, we announced that we had received $42 million in Trusted Mobility Management contract awards from extension, renewal and exercised option periods during the second quarter. Multiple components of the DHS exercised extensions and renewals, which is a testament to the strength of the relationship we maintain with those organizations.

The Centers for Disease Control and Prevention or CDC, also exercise option contracts, which indicates that we remain an integral component that help them with their critical work of battling COVID-19. But we also had success on the commercial side. Due to non-disclosure agreement, we’re frequently limited in what we can discuss about our commercial customers. But I can say we expanded contracts with multiple Fortune 500 companies this past quarter. Several of WidePoint’s customers had contracts that were coming out for renewal this year.

And during the second quarter, many of them not only renewed, but expanded their work with us. Again, much of the demand here is driven by a combination of expanding mobile space coupled with uncertainty about the future. Customer retention and expansion are certainly things to be proud of. But adding new customers is also obviously critical to grow.

During Q2, we secured a new contract from the Virginia Alcoholic Beverage Control Authority, or Virginia ABC. This is a one-year contract with four additional one-year renewal periods. It isn’t the largest contract we won, but it is in our backyard, and it’s of course encouraging to see organizations, not letting the challenges of this year impede their progress.

The current macro environment is certainly helping current and prospective customers recognize WidePoint’s value. But at the end of the day, successfully engaging customers, regardless of whether they are in the government or commercial space, it comes down to trust and comfort. Our customers really liked the model we built. Where account managers are on site and integrated into their team. They don’t see us as another vendor, but as an extension to their team members. For those reasons, we continue to land new business and to expand the relationships we already have in place. With macro tailwind fueling the fire, we remain confident that we can continue expanding our footprint over the coming quarters and years.

With that, I will hand the call over to Kellie.

Kellie Kim - Chief Financial Officer
Thank you, Jason. As noted in our earnings release, we continued many of the major trends from last quarter, producing record revenues, positive EBITDA, and earning positive net income. Turning to our results for the second quarter ended June 30, 2020. Second quarter revenue was $54.8 million, up 148% from $22.1 million reported for the same quarter last year. Carrier Services revenues increased 220% to $44.9 million from $14 million in the second quarter of last year.

As a reminder, revenue from Carrier Services are very low margin revenue, and in the second quarter of 2020, it accounted for 82% of revenue compared to 53% in the second quarter of 2019. I want to highlight that Managed Services also increased by 22% to $9.8 million from $8.1 million in the second quarter of last year. The increase in Managed Services was primarily due to the expansions with existing government and commercial customers, increases in sales of accessories to government customers, and increases in billable service fee revenue deliver through our partnership with large system integrators. These increases were partially offset by a decrease in reselling and other services due to the timing of product resales in the in the prior year.

For the 6 months ended June 30, 2020, our total revenue was $94.4 million, up 115% from the $44 million we recorded in the first 6 months of last year. For the first 6 months of 2020, Carrier Services revenues were $73.1 million or 77% of total revenue and Managed Services revenues were $21.4 million, or 23% of total revenue. This compares to Carrier Services of $28.4 million or 64% of total revenue and Managed Services revenues of $15.6 million or 36% of total revenue in first 6 months of last year.

As the numbers demonstrate year-over-year growth for both the quarter and 6-month period was primarily driven by increases in revenue from Carrier Services related to our work with the U.S. Census project.

Our gross profit for the second quarter increased 25% to $5.1 million from $4.1 million in the second quarter of 2019. Gross margin was 9.2% in the second quarter, compared to 18.4% in the second quarter of 2019. For the first 6 months of the year, our gross profit increased 21% to $10 million, or 10.6% of total revenue from $8.3 million, or 18.9% of total revenue. In both periods, the decrease in gross margin was driven by the increase in Carrier Services revenues previously discussed.

In the second quarter of 2020, operating expenses increased by 5% to $4.4 million from $4.2 million in the second quarter of last year. As a percentage of revenue, operating expenses amounted to 8% of revenue, as compared to 19% in the second quarter of 2019.

For the first six months of the year, our operating expenses increased by 8% to $8.7 million from $8 million. In both periods, the increase in SG&A expense reflects higher payroll costs consistent with higher employee count to support the increase business and higher stock-based compensation.

Additionally, during the first six months of the year, we invested approximately $1.4 million in product development to enhance a platform and portal integrations. In the same period last year, similar product development expenses totaled $1.2 million. Going forward, we intend to continue working with our strategic partners to improve our product development efforts and client integrations.

For the second quarter 2020, GAAP net income was $489,000 and improvement from net loss of $308,000 in the second quarter of 2019. For the six months ended June 30, 2020, net income was $973,000, an improvement from net income of $76,000 for the same period last year.

On a non-GAAP basis, EBITDA for the second quarter of 2020 was $1 million compared to $311,000 in the same period last year. For six months ended June 30, 2020, EBITDA was $2.2 million, which compares to $1.3 million in the first 6 months of last year. As a reminder, we have historically reported adjusted EBITDA, which includes stock-based compensation.

Our non-GAAP adjusted EBITDA was $1.2 million in the second quarter compared to $599,000 in the same period to 2019. But the six months ended June 30, 2020, adjusted EBITDA was $2.7 million, which compares to $1.7 million in the six months of last year.

Shifting to the balance sheet, we exited the quarter with $7.5 million in cash, net working capital of $6.6 million and approximately $5 million available to draw down on our credit facility. This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which was filed prior to this call.

So with that, I would like to turn it back to Jin.

Jin Kang - Chief Executive Officer and President
Thank you, Kellie and Jason. At the end of last quarter, we were very optimistic about our prospects for 2020. But because we and the rest of the world were just adapting to the pandemic, we didn’t have enough visibility to issue full year guidance.

Essentially, we didn’t know what we didn’t know. However, with more insight into how people are functioning in the pandemic, we gained the clarity we needed to provide what we believe to be an accurate forecast of our financial performance. On June 18, we issued financial guidance for full year 2020.

We were projecting revenues to range between $185 million and $195 million, which would represent an 87% growth year-over-year at the midpoint; EBITDA of $3.0 million to $3.4 million, which would be a 13% increase at the midpoint relative to last year. The substantial improvement in top-line coupled with modest growth in the bottom-line mainly reflects the increase in Carrier Services related to the Census project.

As I mentioned at the start of the call, when that contract ends, we should see our margin profile tick back up, especially if we’re able to offset some of the Census attrition with Managed Services revenues from the new contracts.

It is our goal to increase Managed Services revenues. And we are actively striving towards that during the second half of this year. Given how well the first half of this year has progressed, and the indication that these trends will likely continue into the back half of 2020, we remain on track to meet our previously issued guidance.

Should the situation change, we will provide updates when available. But for now, we believe these estimates are squarely within the realm of possibility.

It’s taken us some time to get here, but I believe we can safely say that WidePoint has never been in a stronger financial position than it is today. We’re growing the top-line while consistently generating positive EBITDA and net income. We have no long-term debt, and we are supported by $7.5 million in cash.

We have positive operational momentum and clear indication that momentum will continue throughout the rest of the year. We are proud of our accomplishment today. But our appetite for this business to reach its potential remains unsatiated. Therefore, as most of you know from our Shareholders Meeting several weeks ago, the Board of Directors and the Management Team are considering various options to help accelerate WidePoint’s development, including potentially pursuing a reverse split and M&A opportunities that will be complementary to WidePoint’s core competencies.

We are very aware of the varying perceptions and opinions related to companies that effectuate reverse splits. Bear in mind that many do so in a last-ditch effort to retain listing requirements or to up-list to a different exchange. They’re done from positions of weakness.

Our financial position and operational progress demonstrate that is clearly not our situation. Today, WidePoint is in one of its strongest position ever as a company. We believe strongly in WidePoint, in the company’s prospects, and in the potential for those prospects to come to fruition. We also recognize that because of our progress, there are many who would be interested in becoming fellow owners of WidePoint, but who are prohibited from doing so due to investment policies.

A reverse split is one way to remove the barriers to entry for those new potential investors. Since 2017, we focus intently on growing the business organically. I won’t get into specifics of what our appetite for M&A looks like on this call. But I can share that we are actively considering options that would, of course, be strategically complementary and bring new customers to WidePoint.

We are being very selective and will only consider opportunities that will be accretive immediately or shortly after acquisition. We will first leverage our cash on hand and debt to execute any acquisition and only utilize equity financing if necessary.

We received a great deal of feedback from investors over the past few weeks regarding our various strategic options. And we’re very grateful for that feedback. As individuals who are personally and financially heavily invested in this company, we are always seeking to do what is best for all shareholders in the long run.

Please keep in mind that while we have been considering various options, no decisions have been made at this point. So we welcome your questions and suggestions. We would like to keep the dialogue going and we certainly encourage all of you to vote before our special meeting of investors, which is scheduled for August 24.

As we turn our attention in full to the second half of 2020, we believe the future remains bright for WidePoint. As the number of mobile and IoT devices has been expanding, the space has become increasingly complex. And the need for effective management and top-tier security has also increased.

COVID-19 may be adding a layer of complexity to negotiations, but it also appears to have accelerated this trend. For those reasons and for other reasons we’ve discussed today, we remain optimistic about our ability to continue helping an increasingly large number of enterprises navigate the mobile landscape.

With that covered, we are ready to take questions from our major shareholders and analysts. Operator, would you please open the call for questions?

Question-and-Answer Session

Operator
Thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] We’ll take our first question from Mike Crawford with B. Riley. Please go ahead.

Q: Thank you and thank you for providing both EBITDA and adjusted EBITDA numbers in the press release and then the EBITDA guidance for the year. So given that there was nearly $500,000 in stock-based comp in the first half of the year, if I – is it correct to assume that’s about the number for the second half of the year, so I could translate your EBITDA guidance for 2020 into adjusted EBITDA guidance of $4 million to $4.4 million?

Jason Holloway - Chief Sales & Marketing Officer
Correct.

Jin Kang - Chief Executive Officer and President
Correct. I mean, hello, Mike. Yes, you are correct. This is Jin.

Q: All right, excellent. And as far as these investments in marketing that you’re making in the second half of the year, is this primarily in terms of like headcount or otherwise?

Jason Holloway - Chief Sales & Marketing Officer
We’re going to be making a number of investments and we’re looking at those things that’s going to have the biggest bang for the buck. One of the things is, that we’re investing in, is obviously some of our marketing and sales, including Gartner and some of the lead generation services that’s out there, called full-funnel.

We’re also looking at investment in like FedRAMP certification, moving to the cloud environment, infrastructure upgrades for our Identity Management solutions, ITMS portal enhancements, that just to make sure that our system is up to date, state of the art, digital billing and analytic software. We’re talking about our Ireland operations there.

And additional business lines development, we’re working on solutions that we’ll be bringing to the market. And we’re close to it. We’ll have press releases coming out, describing some of the new things that are happening within WidePoint.

Q: Okay, thank you. And then, on the federal side, obviously, Census is big. Big from 10-Q, we can see that probably the next 2 biggest active customers would be ICE and NASA. Is that something that you expect to bounce around? Or is there something additional that you’re doing for those customers?

Jason Holloway - Chief Sales & Marketing Officer
For Immigrations and Customs Enforcement, ICE, and also NASA, those contracts are pretty steady. They’re going to continue on. We have NASA for the next – I believe the contract term was 5-year base with 5 1-year options. And I believe ICE is part of the CWMS BPA, which will make it – if all options are exercised, it could go out until October of 2022.

And so, it is part of that CWMS BPA re-compete. And, again, we feel optimistic about our chances to win that, re-win it, and that contract should continue.

Q: Okay. I mean, to me the best part about this report was the growth in managed services revenues from like $8 million to $10 million year-over-year. Is there – even as Census tails off next year for the Carrier Services line, is Managed Services revenue something you would expect to continue to grow in 2021?

Jin Kang - Chief Executive Officer and President
It’s going to be a challenge for us, because some of the Census revenue is a Managed Services, but we do have various things in our pipeline that will backfill that revenue source. So we have a very good chance of at least being flat and a good chance of being increased – we’ll see an increase in Managed Services.

Q: Okay, great. Thanks. And then, last question is just on the commercial front. I mean, working with CDW’s government arm, and SYNNEX, and other system integrators, at what point do we get some large commercial enterprise work that really turns the needle, like what we’ve seen with some of your federal customers?

Jin Kang - Chief Executive Officer and President
Yeah, so the systems integrators, our relationship with these systems integrators is bearing fruit. We are close on a couple of things. But, again, because of our non-disclosure, we can’t talk too much about it. But we are spinning up our Identity Management Relationship with SYNNEX. We are having some success with our CDW-G partner. And when we are allowed to put out a press release, we will.

But I want Jason to just highlight some of our other opportunities that we have. Jason, can you go?

Jason Holloway - Chief Sales & Marketing Officer
Sure. Hey, Mike, how are you doing? I hope you’re staying safe, man. So, as it relates to SYNNEX, even though that is primarily on the credentialing side, that has a really heavy emphasis within the commercial enterprise space. So it will be – we’re actually targeting the regulated industry, such as health, transportation, finance and the like. So, that is going really well. COVID has slowed it down a little bit, but it pertains more to just getting applicable contracts in place.

And the one thing I did want to say when you brought up CDW-G, as an example, we’re actually happy to say that we have slipped to the commercial enterprise side of CDW. And we are actively working another deal with CDW on the commercial enterprise side. So it’s too early to talk about it. We are cautiously optimistic. So stay tuned, brother.

Q: All right. Thanks a lot, guys.

Jin Kang - Chief Executive Officer and President
Okay, thank you.

Operator
We’ll take our next question from Barry Sine, Spartan Capital. Please go ahead.

Q: Hey, good afternoon, folks. First question, I note that you’re reiterating your guidance. But subsequent to first putting those numbers out, I believe we had the announcement out of the Census Bureau, where they’re going back to their original schedule, which should be a reduction in revenue. So could you square those 2 facts for us, please?

Jin Kang - Chief Executive Officer and President
Sure. The original schedule was that the enumerators are going to be out there until end of October. That brings – and what they did was they pull that schedule back to now the enumerators will be out there until September, end of September of this year. But our work continues on, because enumerators is part of that – all of the devices that needs to be out there. The other part of it is all of the reverse logistics that are associated with that, so that’s going to continue on until the first quarter. So there will be no material impact to our revenues for this year.

Q: Okay. So there could be an impact next year as a result of the timing?

Jin Kang - Chief Executive Officer and President
Correct.

Q: Got it. Second question, I want to understand better, you’ve talked about some new contract wins and extensions, and I’m trying to understand how much of these are new wins that’ll drive revenue growth? And how much of these are just extensions that will drive continued recurring revenue? And on the front of the press release, you talk – you breakout three items, $42 million in federal contract wins. You have an ABC Virginia contract. You don’t size that. I’m wondering if you have any metrics, how many employees do they have. How many field employees? And then thirdly, you have a $1.5 million in TM2 commercial contracts. So if you could talk about all three of those, please?

Jin Kang - Chief Executive Officer and President
Sure. The – we put out three press releases covering the federal awards, the new win with the state and local, Virginia Alcoholic Beverage Commission, and one for the commercial side. I can tell you that for both federal and the commercial side, there were lots of reawards of the contract, and also some expansions associated with customers, a couple of small new customers. So – but the largest piece that we got was the Virginia ABC, which we approximately put a tag on that at $1.5 million. If all of the $1.2 million – our CFO says, it was €1.2 million in revenues if all of the options are exercised, and that’s a five-year contract. They gave us a three-year base purchase order. And then they have some additional enhancement and optional services that they may take.

And so we’re looking at right now $1.2 million could be higher. Seven years, Kellie has corrected me. So we got the contract for the first three years and then there are four additional years. So we see that relationship continuing to grow there. So I hope I answered your question.

Q: Kellie answered the questions. Great. Next question on DHS, you mentioned the Q&A period was just this week on Tuesday, August 11. I’m not sure how that works. Is that a – I assume that the web-based or phone-based something like that? Are you in the listen-in on the other questions? And who else is on there? Were there any surprise participants asking questions, and what can we learn from the tenor of the questions?

Jin Kang - Chief Executive Officer and President
So the Q&A was a VTC, video teleconference. They took the questions early, meaning in writing. And then what they did was they went over those questions based upon that. And so, there was a very little visibility in terms of who attended because a lot of times, the real players will not submit the questions so that they can remain anonymous. And – but there were a couple that signed in and using the chat function they put in. And these were a small systems integrators, government contractors, I think it came in. I do have the names of the two of them. I don’t have it available right now, but I can send that to you.

But they try not to give away too much information about their understanding of the contract, or who they are, because they want to remain anonymous. But there wasn’t any surprises in terms of the questions that they – that was asked. Usually, is there an incumbent, what’s the period of performance and things like that the general, very administrative questions were asked, and so we didn’t learn anything from it. We didn’t learn, who else was going to be coming into the bidding on the contract. We still remain focused on our solution. And I think a lot of the requirements that they put forward in the RFP, plays to our hand.

Q: And the NGEN appeal process, where do we stand on that and your optimism level for that contract?

Jin Kang - Chief Executive Officer and President
So the NGEN-R, there were two – actually there were three protests. Two by a company called Perspecta, one by data – General Dynamics, GDIT. And they were both dismissed by the OMB, Office of Management and Budget. There is one other step that the contractors can take, the protester can take, and that’s through the federal courts. We don’t know if that’s going to happen or not. But we’re not waiting that long. We have been talking with our contacts at Leidos and IBM, who happen to be the team that won that contract. We do have relationship with Leidos, working with them on several of our contracts. One with – we are sub to Leidos on the NASA contract. We are also subcontractor to Leidos on our ATF contract.

And so we have a long working relationship with them. We’re working with them on another customer which I will not name here with IBM. And so we have been having conversation with both Leidos and IBM. And we feel that our chances are continuing to improve.

Q: Okay, great news. Kellie, a couple of numbers questions, if you don’t mind. Breaking down depreciation and amortization, it looks like there’s been a pretty significant downtrend in amortization of intangibles, and that’s driving the combined D&A line. And I guess a lot of that is embedded in the cost of goods sold line. Could you talk about what’s going on there? And then what the future trend is for that amortization line?

Kellie Kim - Chief Financial Officer
Certainly, the capitalized asset will increase in the near-term. And so we have ended certain amortization of certain assets. And it’s just a timing when we’re going to put a certain [cavlife] [ph] related to software development into service and the increase will kick in shortly. It’s just timing wise in the second quarter. It was a little bit significantly less than previous quarters, but it will come back up, up again. So we are making investments in that area, as Jin stated earlier.

Q: And I don’t know if this is related or not, but your GAAP reported tax rate looks like it’s jumped up, maybe that was because you didn’t have maybe that tax, that amortization is tax deductible, I don’t know. Can you talk about that?

Kellie Kim - Chief Financial Officer
There certainly is a difference between GAAP and tax amortization, but it is really related to the taxable income for the year. So when we do the provision for the quarter, we’re looking at on an annual basis and calculating the effective tax rate. So it’s really related to the – what we expect the profit before tax for the year.

Q: Okay. And my last question, Kellie, on the balance sheet. Despite the very, very strong EBITDA, adjusted EBITDA number for the quarter, your cash balance declined sequentially. And I notice on a related level, both your unbilled accounts receivable and your accounts – unbilled billings, and your accounts receivable have jumped up very significantly and you have a breakout of who the major customers are in those items in the queue. Could you talk about that interrelationship? And was that because the late bills going out or bills going out at the beginning of this – the current quarter?

Kellie Kim - Chief Financial Officer
Actually we are doing very well in terms of reducing the cycle, the number of days it takes to bill customer, but our unbilled, the accrued, continues to increase and rise due to the growth in the revenue base, and we talked about what is contributing to the growth. So all along, I had expected to have some decline. The collection in the second quarter was very strong. It’s just that we did have a little bit of an increase in DSO.

Jin Kang - Chief Executive Officer and President
Hey, Barry, I’d like to add a little bit to that. And – but there has been a little bit of timing issue here. As we announced last quarter, we had put in our sole source contract with DHS. And as part of that, we’re in the process of moving over from the old contract vehicle to new contract vehicle. And whenever you do that, there’s a little bit of timing associated with it. And so a lot of the invoices that we had put in for the Feds for the DHS sole source contract, it took a little bit longer to get paid. And so some of that cash was used to fund those Carrier Services, and so we should catch up in the third quarter.

Q: Okay. And so presumably that means that a lot of the unbilled…

Kellie Kim - Chief Financial Officer
You got cut off.

Jin Kang - Chief Executive Officer and President
Yes.

Q: Okay.

Jin Kang - Chief Executive Officer and President
Yes. Barry, you’re coming in and out.

Q: Okay. That’s fine. Because that was where all my questions. Thank you.

Jin Kang - Chief Executive Officer and President
Okay.

Kellie Kim - Chief Financial Officer
Thank you.

Operator
We’ll take our next question from Sam Donaldson, private investor. Please go ahead.

Q: Well, gentlemen, lady, once again, I’m in a happy position of congratulating. But more than that, the energy to seek out new opportunities to capitalize on them that this management has displayed for more than two years now is really very encouraging. As an investor, we look at the price per share. While at December 31 of last year, WidePoint closed at $0.40 a share. Today it closed the regular market at over [Technical Difficulty] a share. Now tomorrow, people will be taking the profits. And for the future, you’ve cautious this that the Census money that is going to come to an end. But you’ve also reiterated here, which means you expect that the contracts that you have and the new ones that you see in the pipeline, may well make up what would have been a continuing Census money.

But again, I come back to my central point [Technical Difficulty] the men and women of WidePoint led by Jin and Jason and Kellie that have produced such expectations. Now when it comes to the reverse split, I’ve had a little experience in other companies with that. If I were now a great investor in Tesla or Apple, and I know it has pluses and minuses. But my view is, that my trust in this management team is such that whatever [Technical Difficulty] I’m going to go along with. And I guess my only question today after laying on hand, once again, frankly, is [Technical Difficulty] know what you’re going to do.

Jin Kang - Chief Executive Officer and President
All right, sir. I think I understood you. For some reason, we’re getting like – it’s starting – it goes up and it goes down. There’s some issue with our phone here. But in terms of the reverse split, I think Tesla is doing a 5 for 1, meaning they’re actually doing a split, not a reverse split, right? And I think that’s good.

Also, as I said, in my prepared remarks is that the reason why we’re doing the reverse split is not because we were trying to hide a sliding stock price. As you mentioned, our stock has now almost doubled or doubled as of closing today. And we’re not trying to up-list our stock or anything like that.

And we’re not doing anything to hide our poor performance. On the contrary, our financial performance is strong, our share prices are continuing to climb and – but we’re doing it, because we want us to be more attractive to institutional investors and attract new investors. And certain institutional investors have internal policies preventing the purchase of low-priced stock and variety of brokers, dealers – broker/dealers discourage individual brokers within those firms from dealing in low price stock.

And so, potentially, doing a reverse split and getting our stock priced above the price of sometimes $1, sometimes $5, we can remove that barrier for some of these institutional investors. And whenever we go out on these investor conferences, and many of the potential investors had expressed dismay, because they cannot invest in stocks that are below $1 or $5.

And they also express their dismay in terms of how much float we have and how many shares that we have outstanding for a company our size. And I think, we’re at somewhere around 84 million shares, and that seems to be a lot of shares.

And so, by limiting the number of shares, perhaps it will decrease the liquidity a little bit. But it may help more buyers to come in, a new set of buyers and institutional investors that will be in here for the long term. And so, I think these are all good things that could happen. But as I said, in my prepared remarks, the proxy is seeking permission to do that. The Board has not decided one way or the other, whether we are going to execute a reverse or not.

A lot of things are still in flux. The price of stock continues to improve. And so, based upon that, in the future, we’ll make that decision.

Q: Well, I understand, like when will we know. And as you pointed out, you’re seeking proxies now, soliciting advice from the shareholders for this matter. And the Board will decide. When do you think assuming that most of the shareholders will say, “Okay, you have our permission,” when do you think the Board will decide on this question?

Jin Kang - Chief Executive Officer and President
The deadline is the August 24 for the proxy votes. And based upon the votes, we would consider the percentage of votes and so forth. And based upon that, we would first have to decide whether we are going to execute a reverse or not. And then, once that decision is makeable based upon the responses that we get back from the votes, then we can set up a schedule, as to when we want to effectuate that reverse, if we’re going to…

Q: Again, I thank you for that. And I’ll press you only one more time. It’s my characteristic in my old age and I was…

Jin Kang - Chief Executive Officer and President
Boy, I’m sweating. I’m sweating.

Q: While you’re being very cautious and very proper, at this point, it appears to me, which you may not have to comment on, that you’re for a reverse split.

Jin Kang - Chief Executive Officer and President
Yes, and I’m for the reverse split, because of the various things that we stated in the proxy and those items that I covered in our call. I do believe that by having a higher stock price will benefit us in the long run. Of course, there’s no guarantee that that would happen. But I personally believe that that is the case.

Q: Thank you, gentlemen and lady, for indulging me with all this time. And again, congratulations on continuing the invisibility and the ability of this corporation to make it great just for the stockholders, but for the whole business that you’re in. Thanks.

Jin Kang - Chief Executive Officer and President
Great. Thank you, Sam, for those prickly questions.

Jason Holloway - Chief Sales & Marketing Officer
Thank you, Sam.

Operator
At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint’s IR team at WYY@gatewayir.com. I’d now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin Kang - Chief Executive Officer and President
Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today’s earnings call. Thank you again and have a great evening.

Operator
Thank you for joining us today for WidePoint’s second quarter 2020 conference call. You may now disconnect and have a great day.